Exhibit 10.1

SENECA FOODS CORPORATION
SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release, including any and all Exhibits, (the “Agreement”) is made and entered into between Seneca Foods Corporation ("SFC" or “Company”), on the one hand, and Roland E. Breunig (“Executive”), on the other hand, upon the following terms and conditions:

1.             Factual Recitals.  Whereas, Executive intends to separate his employment from SFC effective on the Separation Date which is defined in Paragraph 2 below.  Whereas, in connection with Executive’s separation, SFC is offering this voluntary separation package to Executive, and SFC has no obligation to provide Executive with the consideration set forth herein except in exchange for Executive’s performance of this Agreement.  Whereas, Executive has been paid all wages and all other compensation and benefits to which Executive was entitled prior to signing this Agreement and acknowledges that he has no right to any future compensation or benefits, except as set forth in the Agreement.  Whereas, Executive and SFC intend by this Agreement to fully and finally resolve any actual or potential disputes or claims between them, including any actual or potential disputes relating to wages, compensation, or employment.  Whereas, Executive has read, understood, and considered this Agreement, and has signed this Agreement knowingly and voluntarily.

2.             Effective and Separation Dates. This Agreement shall become binding when it has been signed by all parties and the revocation period described in paragraph 10 has expired without the Agreement having been revoked (the "Effective Date").  Executive’s last date of employment shall be on April 13, 2012 (the “Separation Date”).  Executive agrees not to execute this Agreement prior to April 13, 2012.

3.             Severance Benefit and Other Consideration.  Executive acknowledges that he has no entitlement to the consideration set forth in this Paragraph 3, except as consideration in exchange for the performance of the terms and conditions of this Agreement.  In consideration for Executive’s performance of the covenants and obligations hereunder, SFC will provide Executive with the following:

(a)           The Executive shall be entitled to a payment of Four Hundred Nine Thousand Six Hundred Eighty Six Dollars and No Cents ($409,686.00), less applicable tax and related withholdings which is equivalent to 24 months base salary as of the Separation Date (the "Severance Benefit").  Subject to the foregoing provisions and the remainder of this Agreement, the Severance Benefit shall be paid at the time and in the manner mutually agreed upon by Executive and SFC, not to exceed 48 months.

(b)           Executive is entitled to continue participation for up to 24 months following the Effective Date ("Benefit Continuation Period") in the SFC medical and/or dental plans as provided from time to time by the Company during such period to employees who are actively employed by the Company at the same management level as the Executive was employed and on the same terms and conditions applicable thereto, including the availability of coverage options and any requirement that the Executive contribute toward the cost of the coverage option selected by the Executive. During this Benefit Continuation Period, SFC may deduct Executive's required contributions toward the cost of such coverage from the severance payments as agreed to and referred to Section 3a of this Agreement.  After the Benefit Continuation Period, provided Executive is participating in coverage described above at the end of the Benefit Continuation Period, Executive may elect coverage under the SFC medical and/or dental plans as described above up to 18 months under applicable COBRA provisions.

Regardless of whether the Executive signs this Agreement, SFC will pay Executive for his employment services and for any earned and unused vacation time, through the Separation Date.  SFC also will reimburse Executive for reasonable business expenses appropriately incurred by the Executive prior to the Separation Date in furtherance of his employment with SFC.  Executive shall submit all requests to SFC for expense reimbursement within ten (10) days after the Separation Date.  Any requests submitted thereafter shall not be eligible for reimbursement.

409A Compliance.  This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments under this Agreement will comply with Section 409A.

4.         COMPLETE RELEASE.  Executive, for himself and his  heirs, successors and assigns, in consideration of the sums and benefits described in Sections 3a and 3b of this Agreement, does hereby forever discharge and release the Company, its affiliates, agents, officers, shareholders, directors, employees, successors and assigns (collectively, the “Released Entities”) from any and all claims, demands, causes of action, damages, complaints, expenses and compensation which he now has or may in the future have, or which any person or entity may have on his behalf, on account of or arising out of any matter or thing which has happened, developed or occurred before the Effective Date of this Agreement, including, without limitation, all claims, demands, causes of action, damages, complaints, expenses and compensation arising from Executive's employment with any of the Released Entities and the Executive's separation of employment with the Company.  Executive hereby waives any and all such claims, causes of action, demands, damages, complaints, expenses and compensation of any type or description that he has or might have against the Released Entities.  This release, discharge and waiver includes, but is not limited to, any claims, demands, causes of action, damages, complaints, expenses and compensation (collectively called "claims") arising out of or under the following:

i) The Federal Age Discrimination in Employment Act of 1967, as amended, which, among other things, prohibits discrimination in employment on account of a person's age.

ii) The Federal Title VII of the Civil Rights Act of 1964, as amended, which, among other things, prohibits discrimination in employment on account of a person's race, color, religion, sex, or national origin.

iii) 42 U.S.C. §1981, as amended, which, among other things, prohibits certain race discrimination.

iv) The Federal Equal Pay Act of 1963, as amended, which, among other things, prohibits, under certain circumstances, discrimination in pay on the basis of sex.

v) The Federal Employee Retirement Income Security Act of 1974, as amended, which, among other things, regulates pension and welfare plans and, which, among other things, prohibits interference with individual rights protected under the statute.

vi) The Americans With Disabilities Act, as amended, which, among other things, prohibits discrimination relating to employment on account of a person's handicap or disability.

vii) Executive Order 11246 (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of race and sex.

viii) The Vietnam-Era Veterans' Readjustment Assistance Act of 1974, as amended (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of their status as a veteran or a disabled veteran.

ix) The Rehabilitation Act of 1973, as amended (applicable to Federal Government contractors and subcontractors), which, among other things, requires affirmative action for and prohibits discrimination against individuals by reason of handicap.

x) The Immigration and Nationality Act, as amended, which, among other things, prohibits discrimination against employees because of citizenship.

xi) The Uniformed Services Employment and Reemployment Rights Act of 1994, as amended, which, among other things, prohibits discrimination on account of a person's service in the uniformed services of the United States or any state.

xii) The National Labor Relations Act, as amended, which, among other things, prohibits discrimination against an employee for engaging in concerted activities.

xiii) The Worker Adjustment Retraining and Notification Act, which, among other things, requires notice to employees prior to plant closings and mass layoffs, as defined in the law.

xiv) Section 806 of the Sarbanes-Oxley Act of 2002, as amended, which, among other things, prohibits, under certain circumstances, discrimination against a person for participating or assisting in an investigation or proceeding regarding violations of Federal fraud laws or Securities and Exchange Commission rules and regulations.

xv) The Family and Medical Leave Act of 1993, as amended, which, among other things, affords employees the right under certain circumstances to take a leave from work and prohibits discrimination against employees for taking such leave.

xvi) The Wisconsin Fair Employment Act, as amended, which, among other things, prohibits discrimination in employment on account of a person's age, race, creed, color, religion, national origin, ancestry, sex, sexual orientation, disability, arrest or conviction record, marital status, service in the Armed Forces, genetic testing or use or nonuse of lawful products off the Employer’s premises during non-working hours.

xvii) Section 103.15 of the Wisconsin Aids Testing Law which, among other things, prohibits an employer from testing for the presence of HIV or otherwise discriminating against an employee who obtains a test for the presence of HIV.

xviii) Wisconsin Family and Medical Leave Act, as amended, which allows for unpaid leave for the birth or adoption of a child, for the employee's own serious health condition, or a family member's serious health condition.

xix) The Wisconsin Religious/Political Communication Law which prohibits adverse action by an employer against an employee who refuses to participate in an employer sponsored meeting about religious or political matters.

xx) Wisconsin Statute § 12.07, as amended, which prohibits employers from discriminating against an employee in order to influence a vote in an election.

xxi) Wisconsin Statute § 995.50 which protects an individual's right of privacy.

xxii) The Wisconsin Military Leave and Re-Employment Law, as amended, which provides reemployment rights to employees ordered to military service or National Defense service as a civilian during an officially declared National Emergency.

xxiii) The Wisconsin Employment Peace Act, as amended, which among other things, establishes standards of fair conduct in employment relations between employers and their employees.

xxiv) The Wisconsin Workers' Compensation Law, as amended, which, among other things, prohibit discrimination on account of a person having filed or attempted to file a claim for Workers' Compensation benefits.

xxv) Any Federal, State or local law or rule, regulation, executive order or guideline, including, but not limited to, those laws specifically described above.

xxvi) All constitutional violations, defamation, wrongful discharge, attorney fees, costs, breach of contract, breach of implied contract, negligence of any kind, including, but not limited to, negligent performance of contractual obligations, breach of the covenant of good faith and fair dealing, tortious interference with business and/or contractual relationship (or prospective relationship), violation of the penal statutes, retaliatory discharge, whistle-blower's claims, estoppel of any kind, loss of consortium, exemplary damages, negligent and/or intentional infliction of mental or emotional distress, discrimination, harassment and/or retaliation or wrongful action which has been or could have been alleged under the common law, any civil rights or equal opportunity employment law, or any other statute, regulation, ordinance or rule.

xxvii) Any oral or written contract of employment with the Company, express or implied, or any oral or written agreement, express or implied, purporting to establish terms and conditions of employment or addressing termination of employment.

Executive specifically understands and agrees that the termination of his employment does not violate or disregard any oral or written promise or agreement, of any nature whatsoever, express or implied.  If any contract or agreement of employment exists concerning the employment of Executive by the Company or the terms and conditions of such employment or the termination of such employment, whether oral or written, express or implied, that contract or agreement is hereby terminated and is null and void.

This Waiver and Release includes, but is not limited to, a waiver, discharge and release by the Executive of the Company from any damages or relief of whatever nature or description, including, but not limited to, compensatory and punitive damages and equitable forms of relief, as well as any claim for attorneys fees or costs, which may arise from any of the claims waived, discharged or released.

Executive agrees that this Waiver and Release may be enforced in any court, federal, State or local, and before any administrative agency or body, federal, state or local.

                         Without waiver of the generality of the foregoing release, nothing in this Agreement shall affect Executive’s (i) rights to file claims for workers’ compensation or unemployment insurance benefits, (ii) vested retirement or pension benefits, if any, (iii) indemnification rights to the extent set forth in SFC's by-laws, or (iv) rights under any applicable state or federal law that creates rights that may not be waived, compromised, exchanged, or relinquished.  SFC acknowledges and affirms that the Executive is entitled to indemnification rights as set forth in SFC’s by-laws, subject to the terms and conditions of such rights.

 5.           Covenant Not to Sue.

Except as otherwise provided in this paragraph, Executive agrees not to commence or continue any action or proceeding in any court, federal, State or local, concerning Executive's employment with the Company or Executive's separation from such employment or anything else included in the Waiver and Release.

Executive also agrees, except as otherwise provided in this paragraph, that if a claim or anything else included in the Release should be prosecuted in his name before any court or administrative agency, he waives and agrees not to take any award of money or other damages and will immediately request in writing that the claim or matter on his behalf be withdrawn.

Nothing contained in this Agreement prohibits Executive from seeking a determination by a court of competent jurisdiction that the Waiver and Release contained in Paragraph 4 of this Agreement is, in whole or in part, invalid under applicable law.  To the extent of such determination, the Executive may assert claims or other matters included in the Waiver and Release, subject to final determination on appeal.

                      SFC will vigorously defend Executive in any actions, lawsuits brought against Executive for any actions Executive properly performed during his service with SFC.

6.             Return of Property.

(a)           Executive agrees that on his Separation Date, he will (i) deliver to SFC any property (or any copy or other manifestation thereof) of SFC or any of the other SFC Released Parties, including but not limited to computers, cellular phones, wireless or similar devices, books, papers or records, correspondence or email, whether in tangible or electronic form (collectively, "SFC Property") in his possession; (ii) delete all SFC Property stored in electronic form on his computer(s) or other electronic storage devices (for the avoidance of doubt, Executive will also deliver such SFC Property to SFC pursuant to the preceding clause); and (iii) not provide, and represents and warrants that he has not provided, any copy, whether in electronic form or not, of any SFC Property to any third parties.

(b)           If Executive should subsequently discover any SFC Property in his possession, he shall promptly return it and all copies thereof to SFC.

7.             Non Competition and Confidentiality.

(a)           Executive further agrees and acknowledges his existing obligation that, at all times during and subsequent to his employment with SFC, he will not divulge or appropriate to his own use or the uses of others any trade secret or confidential information pertaining to the business of SFC, or any of its subsidiaries, obtained during his employment by SFC or any of its subsidiaries.

(b)           If Executive violates his obligations under subparagraph (a) above, any remaining payments or benefits otherwise due Executive pursuant to paragraph 3 of this Agreement shall not be paid.

8.             Forfeiture and Recapture of Severance Benefit.    If Executive violates any of the terms of this Agreement, in addition to any other remedy that SFC may have in law or in equity, the Executive, if SFC so elects, shall be liable to SFC for any and all sums of money paid to Executive for the costs incurred by SFC in compliance with Section 3(a) of this Agreement and, from that date forward, if it so elects, SFC shall have no further obligation under Section 3(a) of this Agreement.  SFC’s enforcement of its rights under this paragraph will not affect the validity and enforceability of the release, discharge and waiver contained in this Agreement or any other rights SFC may have by reason of the Executive’s breach of this Agreement.

9.           Non-disparagement.  Executive agrees that Executive will not, make any disparaging, derogatory, or defamatory remarks about SFC, any of its or its affiliates’ executives, officers, directors, managers or employees, and Executive further agrees not to make any negative comments to the media, or otherwise attempt to generate negative publicity about SFC, any of its affiliates, or any of SFC’s affiliates’ executives, officers, directors, managers or employees.  SFC agrees that it will seek Executive's agreement to the language used in any press release describing Executive's separation from SFC.  SFC also agrees that (i) it will not  make any disclosures or issue any press releases including the required 8K, containing any remarks about Executive that are disparaging, derogatory, defamatory describing Executive's separation from SFC, and (ii) it will use its best efforts to cause the members of its Board of Directors (the “Board”) not to make, directly or indirectly, any remarks about Executive that are disparaging, derogatory or defamatory nor any remarks that are contrary to what is contained in the press release describing Executive's separation from SFC.  Notwithstanding the foregoing, the provisions of this Section 9 shall not be deemed to preclude or in any way hinder Executive’s, SFC’s or any Board member’s cooperation or truthful disclosure of information made in good faith pursuant to any request or investigation by SFC, its auditors, or any government agency or office, or as otherwise required by law.

            10.           Age Discrimination in Employment Release.  Executive expressly recognizes and agrees that, by entering into this Agreement, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, which have arisen on or before the date of the execution of this Agreement.  By Executive's execution of this Agreement, Executive warrants and represents:  (i) in return for Executive's execution of this Agreement, Executive will receive payments and benefits which are beyond those to which Executive was otherwise entitled; (ii) Executive was advised (by this Agreement) to consult with an attorney, and has done so, before signing this Agreement; (iii) Executive has been given twenty-one (21) days to review this Agreement, including the ADEA release and seven (7) days to revoke it, with the draft being provided to Executive on April 13, 2012; and, (4) Executive has voluntarily elected to execute this Agreement.  In the event Executive wishes to revoke this Agreement, Executive must provide immediate written notice of revocation, by e-mail or facsimile transmission, to the attention of Cindy Fohrd, Chief Administrative Officer, cfohrd@senecafoods.com or to (315) 926-8300 (please put to the attention of Ms. Fohrd), by no later than the seventh (7th) day after Executive has signed the Agreement.

11.           Resignation of Positions and Offices.  Executive hereby resigns from any offices, positions, directorships, memberships, trusteeships, appointments and nominee roles that Executive may have at SFC or any of its affiliates by virtue of Executive’s employment with SFC.  Executive hereby agrees to enter into such other agreements with SFC and its affiliates as are reasonably necessary to give effect to the terms and provisions of this Paragraph 11.

12.              No Injury or Illness.  Executive further agrees that he has not sustained any disabling personal injury and/or occupational disease which has resulted in a loss of wage earning capacity during his employment with the Company or due to the separation from that employment and that he has no personal injury and/or occupational disease which has been contributed to, or aggravated or accelerated in a significant manner by his employment with the Company and/or the separation from that employment.

13.           No Other Payments or Benefits.  Except as expressly provided in this Agreement, the Executive acknowledges and agrees that he is not entitled to and will not receive any other compensation, payments, benefits, or recovery of any kind from SFC or the other SFC Released Parties, including without limitation any bonus, severance, equity or other payments.  In the event of any further proceedings whatsoever based upon any matter released herein, the Executive hereby waives, and agrees that the Executive shall not have and the Released Parties shall not be liable for, any further monetary or other recovery of any kind arising out of or related to any such matter, including without limitation any costs, expenses and attorneys' fees incurred by or on behalf of the Executive.

14.           Representations and Warranties.  Executive represents and warrants that (a) he is of sound mind, (b) he has signed this agreement voluntarily and without duress or undue influence, with the opportunity to discuss these terms with an attorney or advisors of his own choosing, and (c) he understands that he is providing a full release of legal claims.  Executive further represents and warrants that Executive has not assigned or transferred to any person not a party to this Agreement any matter or any part or portion of any matter released under this Agreement, and Executive will defend, indemnify, and hold harmless SFC from and against any claim (including the payment of attorneys’ fees and costs incurred in litigation or otherwise) based on or in connection with or arising out of any such assignments or transfer made.

15.           Cooperation.  Following the Separation Date, the Executive shall cooperate fully with SFC and the other SFC Released Parties in transitioning his responsibilities as requested by SFC, and shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving SFC or any of the other SFC Released Parties and which in any way relate to or involve the Executive’s employment with SFC.  The Executive's obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as SFC and the other SFC Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to SFC and any of the other SFC Released Parties any truthful papers reasonably requested by any of them.  The Executive shall be reimbursed for reasonable out-of-pocket expenses that the Executive incurs in rendering cooperation after the Separation Date pursuant to this Paragraph 15.

16.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.  The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties hereto.

17.           Arbitration.  Other than claims for provisional injunctive relief, which either party may seek in court, any dispute arising from or relating to this Agreement shall be submitted to a confidential, final and binding arbitration before a single arbitrator in Buffalo, NY, in accordance with the then-existing rules of the American Arbitration Association.

18.           Severability.  If any provision or part of this Agreement other than the Release of claims set forth in Paragraph 4 above, is declared illegal or unenforceable by any court or governmental agency of competent jurisdiction and cannot be modified or reformed to be enforceable, that provision or part will immediately become null and void, leaving the remainder of this Agreement in full force and effect and to this end, the provisions of this Agreement are declared to be severable.  However, if the Release contained in this Agreement is found by a court to be invalid or unenforceable, Executive agrees promptly upon the request of SFC to execute a new release that is valid and enforceable.  In the absence of a valid, fully enforceable release, this Agreement shall be null and void.

19.           Notices.  Unless otherwise specified herein, all notices, requests, demands and other communications provided for by this Agreement shall be addressed to the address of the respective party stated below or to such change of address as such party may have fixed by like notice similarly given: (1) To Executive: to his current address on file with SFC; and (2) To SFC: Chief Administrative Officer, 3736 S Main Street, Marion, NY 14505

20.           Entire Agreement/Modification.           Subject to applicable plans described in Paragraph 3 this constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements and discussions.  The parties agree that no waiver by any party of any particular provision or right under this Agreement shall be deemed to be a waiver of any other provision or right herein. This Agreement may be modified, and any provision waived, only by written instrument executed by the parties hereto.

EXECUTIVE HEREBY EXPRESSLY WARRANTS AND REPRESENTS THAT, BEFORE ENTERING INTO THIS AGREEMENT, HE HAS RECEIVED A REASONABLE PERIOD OF TIME WITHIN WHICH TO CONSIDER ALL OF THE PROVISIONS CONTAINED IN THIS AGREEMENT, THAT HE HAS FULLY READ, INFORMED HIMSELF OF AND UNDERSTANDS ALL TERMS, CONTENTS, CONDITIONS AND EFFECTS OF ALL PROVISIONS OF THIS AGREEMENT, THAT NO PROMISE OR REPRESENTATION OF ANY KIND HAS BEEN MADE, EXCEPT THOSE EXPRESSLY STATED IN THIS AGREEMENT AND THAT HE ENTERS INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY

Dated:                      4/26/2012                                            ___/s/Roland E. Breunig________________
Roland E. Breunig

SENECA FOODS CORPORATION

By:           /s/Cynthia L. Fohrd
       Cynthia L. Fohrd
       Senior Vice President & Chief Administrative Officer